Exhibit 99.1

FOR IMMEDIATE RELEASE

DUNKIN’ BRANDS APPOINTS RAUL ALVAREZ TO BOARD OF DIRECTORS

Former President and COO of McDonald’s Corporation elected to Dunkin’ Brands Board effective May 16

CANTON, Mass (May 16, 2012) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the appointment of Raul Alvarez to the Dunkin’ Brands Board of Directors. The former President and Chief Operating Officer of the McDonald’s Corporation, Mr. Alvarez, 56, has held leadership positions with several of the biggest brands in the quick service restaurant (QSR) industry.

“Raul is one of the pre-eminent business leaders in the QSR industry, and we are delighted he has joined Dunkin’ Brands’ board of directors,” said Nigel Travis, Chief Executive Officer, Dunkin’ Brands Group, Inc. and President, Dunkin’ Donuts U.S. “His business acumen, considerable expertise at setting global growth strategies for big consumer brands like ours, and his experience serving on the boards of public companies make him uniquely qualified for this position.”

Mr. Alvarez joined McDonald’s in 1994 and held numerous leadership positions with the company before his retirement in 2009. As President and Chief Operating Officer of McDonald’s, he set the global strategy and directed operations for 32,000 McDonald’s restaurants in 118 countries.

Prior to joining McDonald’s, Mr. Alvarez held executive positions with Wendy’s International, Inc., and with the Burger King Corporation.

Mr. Alvarez is a current member of the Board of Directors of Lowe’s Companies, Inc. and Eli Lilly and Company. An alumnus of the University of Miami where he earned a degree in business administration, Mr. Alvarez serves on that institution’s President’s Council, the Board of Overseers for the School of Business Administration, and the International Advisory Board.

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About Dunkin’ Brands

With more than 16,800 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of 2011, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin’ Donuts restaurants and more than 6,700 Baskin-Robbins restaurants. For the full-year 2011, the company had franchisee-reported sales of approximately $8.3 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200